                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                             3-D GEOPHYSICAL, INC.
                                       BY

                             WAI ACQUISITION CORP.
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                               WESTERN ATLAS INC.
                                       AT

                              $9.65 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 9, 1998, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.
                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE SECTION 14.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) either should (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.
                            ------------------------

                    The Information Agent for the Offer is:
                            GEORGESON & COMPANY INC.
MARCH 13, 1998

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Introduction.....................................................    1
 1.  Terms of the Offer..........................................    2
 2.  Acceptance for Payment and Payment..........................    4
 3.  Procedures for Tendering Shares.............................    5
 4.  Withdrawal Rights...........................................    8
 5.  Certain Tax Consequences....................................    8
 6.  Price Range of the Shares; Dividends........................    9
 7.  Possible Effects of the Offer on the Market for the Shares;
       Nasdaq Quotation; Exchange Act Registration; Margin
       Regulations...............................................    9
 8.  Certain Information Concerning the Company..................   11
 9.  Certain Information Concerning Parent and the Purchaser.....   13
10.  Background of the Offer; Contacts with the Company..........   14
11.  Purpose of the Offer; the Merger Agreement; the Support
       Agreements; Appraisal Rights; Plans for the Company; the
       Rights....................................................   15
12.  Source and Amount of Funds..................................   26
13.  Dividends and Distributions.................................   26
14.  Certain Conditions of the Offer.............................   26
15.  Certain Legal Matters; Required Regulatory Approvals........   28
16.  Certain Fees and Expenses...................................   30
17.  Miscellaneous...............................................   31
SCHEDULE I  Directors and Executive Officers of Parent and the
  Purchaser......................................................  I-1

To:  All Holders of Shares of Common Stock of 3-D Geophysical, Inc.:

                                  INTRODUCTION

     WAI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Western Atlas Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of 3-D Geophysical, Inc., a Delaware corporation (the "Company"), and the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 17, 1997, between the Company and American Securities Transfer & Trust, Inc., as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $9.65 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of The Bank of New York, as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Smith Barney Inc. and Salomon Brothers Inc, collectively doing business as Salomon Smith Barney ("SSB"), has delivered to the Board of Directors of the Company a written opinion dated March 8, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $9.65 per Share cash consideration to be received by the holders of Shares (other than Shares held by Parent or its affiliates), pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of SSB's written opinion dated March 8, 1998 is included with the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by SSB.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) AND NOT PROPERLY WITHDRAWN (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 9, 1998, UNLESS EXTENDED. SEE SECTIONS 1, 14, AND 15.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 8, 1998 (the "Merger Agreement"), by and among the Company, the Purchaser and Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser or any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $9.65 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

     If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Delaware General Corporation Law (the "GCL"), if after consummation of the Offer the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the GCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See
Section 11.

     Concurrently with the execution of the Merger Agreement, Parent entered into Support Agreements (the "Support Agreements") with each member of the Board of Directors of the Company and one of its executive officers who is not a director. Pursuant to the Support Agreements, such directors or officers have agreed (except for one officer-director who owns 3,000 Shares), among other things, to tender, in accordance with the terms of the Offer, all of the Shares owned (beneficially or of record) by them. In the aggregate, approximately 1,748,306 Shares are subject to the Support Agreements, representing approximately 14.7% of the outstanding Shares. See Section 11.

     The Company has informed the Purchaser that, as of March 2, 1998, there were 11,916,666 Shares issued and outstanding and 790,002 Shares reserved for issuance upon the exercise of outstanding stock options ("Options") granted under the Company's stock option or similar plans or agreements.

     Based on the foregoing and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares), have been issued (other than Shares issued pursuant to such options and rights referred to above) if the Purchaser were to acquire approximately 6,353,334 Shares pursuant to the Offer (including the Shares which pursuant to the Support Agreements are required to be tendered in response to the Offer), the Minimum Condition would be satisfied.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4, as soon as practicable after such Expiration Date; provided that, if all the conditions to the Offer are satisfied or waived and at least 70% but less than 90% of the of the outstanding Shares have been validly tendered and not withdrawn in the Offer, the Purchaser reserves the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions, notwithstanding the prior satisfaction of the conditions to the Offer. The Offer will remain open until 12:00 midnight, New York City time, on Thursday, April 9, 1998 (the "Expiration Date"), unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by the Purchaser, will expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Section 14. If, at any Expiration Date, the conditions to the Offer described in Section 14 hereof shall not have been satisfied or waived and the Merger Agreement is still in effect, the Purchaser will, and Parent will cause the Purchaser to, cause the Offer not to expire, subject however to Parent's and the Purchaser's rights of termination under the Merger Agreement. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) in addition to its termination rights relating to fulfillment of the Minimum Condition and expiration or termination of HSR Act waiting periods, terminate the Offer if at any time prior to the time of payment for Shares pursuant to the Offer any of the other circumstances referred to in Section 14 exist; (ii) waive any condition; or (iii) except as set forth in the Merger Agreement and discussed below, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that without the prior written consent of the Company, it will not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose additional conditions to the Offer, (iv) modify or amend the conditions to the Offer or any other term of the Offer in a manner adverse to the holders of Shares or (v) except as otherwise provided in the Merger Agreement, extend the Offer if all of the conditions to the Offer are satisfied or waived.

     Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to
Section 14.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights ("Rights Certificates") are issued, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date promptly after the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the HSR Act. See Sections 1 and 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent of any liability under the Merger Agreement for any breach of the Merger Agreement by any such assignee.

3.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternate, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled

"Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     Backup Withholding. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after May 11, 1998.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling or exchanging stockholder would generally recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis for the sold or exchanged Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term capital gain if the stockholder held the Shares for more than one year. In the case of a stockholder who is an individual, such capital gain will be subject to tax at a maximum rate of 28% if the stockholder's holding period is more than one year but not more than 18 months and at a maximum rate of 20% if the stockholder's holding period is more than 18 months.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies). This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances nor does it address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a stockholder.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded on the Nasdaq National Market under the symbol "TDGO." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market since the initial public offering in February 1996 of the Shares as reported in publicly available sources.

                             3-D GEOPHYSICAL, INC.

                                                              HIGH      LOW
                                                              ----      ---
1996
First Quarter (February 8 through March 31).................  $10 3/8   $7 7/16
Second Quarter..............................................  $12 1/2   $8 1/2
Third Quarter...............................................  $11 3/4   $6 3/4
Fourth Quarter..............................................  $10       $7 1/2

1997
First Quarter...............................................  $10 3/4   $5 3/8
Second Quarter..............................................  $ 6 7/8   $4 3/4
Third Quarter...............................................  $ 7 1/2   $3 5/8
Fourth Quarter..............................................  $ 8 7/8   $5

1998
First Quarter (through March 12, 1998)......................  $ 9 15/32 $5 3/4

     On March 6, 1998, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price on the Nasdaq National Market for the Shares was $8 7/8 per Share. On March 12, 1998, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price on the Nasdaq National Market for the Shares was $9 15/32 per Share. The Company has not declared or paid any dividends on the Shares since public trading of the Shares commenced on February 8, 1996.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

     Nasdaq Quotation. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. According to published guidelines, the Shares would not be eligible for continued inclusion if, among other things, the number of publicly held Shares falls below 750,000, the number of holders of round lots of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $5,000,000. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Small Cap Market but if, among other things, the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 500,000, or if the aggregate market value of such publicly held Shares falls below $1,000,000 or if there are not at least two market makers (one of which may be a market maker entering a stability bid), Nasdaq Stock Market rules provide that the Shares would no longer qualify for inclusion in the Nasdaq Stock Market and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose.

     In the event the Shares are no longer eligible for Nasdaq Stock Market quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal

Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 7076 South Alton Way, Building 4, Englewood, Colorado 80112. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by the Company for the year ended December 31, 1996 (the "Form 10-K"):

          3-D Geophysical, Inc. was formed in March 1995 and is one of the leading providers of land-based and shallow water 3-D and 2-D seismic data acquisition services to the oil and gas industry in the Western Hemisphere. As of February 28, 1997 the Company's 10 crews operated land-based and shallow water seismic data acquisition systems, primarily utilizing state-of-the-art, 24-bit equipment, with a total of approximately 18,000 channels in Alaska, the Rocky Mountains, West Coast and Appalachian regions and in Canada and Mexico.

     The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K and from the Form 10-Q filed by the Company for the nine months ended September 30, 1997. More comprehensive financial and other information is included in such report (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                             3-D GEOPHYSICAL, INC.

                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 NINE MONTHS
                                                    ENDED                YEARS ENDED DECEMBER 31,
                                                SEPTEMBER 30,   -------------------------------------------
                                                    1997           1996           1995            1994
STATEMENT OF OPERATIONS:                        -------------   -----------   -------------   -------------
                                                                (SUCCESSOR)   (PREDECESSOR)   (PREDECESSOR)
Net sales.....................................     $69,569        $51,754        $9,825          $17,660
Expenses
  Cost of data acquisition....................      55,623         40,032         5,968           11,004
  Depreciation and amortization...............       7,282          4,106           662            1,468
  General and administrative expenses.........       6,825          6,002         1,038            1,814
                                                   -------        -------        ------          -------
                                                    69,730         50,140         7,668           14,286
                                                   -------        -------        ------          -------
Operating income (loss).......................        (161)         1,614         2,157            3,374
Other income (expense):
  Interest income.............................          --            461           265              165
  Interest expense............................      (1,061)        (1,021)         (803)            (466)
  Foreign currency transaction (losses)
     gain.....................................         221            (91)         (120)             (92)
  Miscellaneous...............................         962            336           238              (77)
                                                   -------        -------        ------          -------
                                                       122           (315)         (420)            (470)
                                                   -------        -------        ------          -------
Income before provision for income taxes and
  extraordinary item..........................         (39)         1,299         1,737            2,904
Provision for income taxes....................          67            470           130            1,000
                                                   -------        -------        ------          -------
Income (loss) before extraordinary item.......        (106)           829         1,607            1,904
Extraordinary item, net of tax expense of
  $36.........................................          --             57            --               --
                                                   -------        -------        ------          -------
Net (loss) income.............................     $  (106)       $   886        $1,607          $ 1,904
                                                   =======        =======        ======          =======
Income per share before extraordinary item....     $  (.01)       $  0.11
Extraordinary item per share, net of tax
  expense.....................................          --            .01
                                                   -------        -------
Net earnings per share........................     $  (.01)       $   .12
                                                   =======        =======
Weighted average common shares outstanding....      11,960          7,224
                                                   =======        =======

                                                                                 DECEMBER 31,
                                                        SEPTEMBER 30,    ----------------------------
                                                            1997            1996            1995
                                                        -------------    -----------    -------------
                                                                         (SUCCESSOR)    (PREDECESSOR)
BALANCE SHEET DATA (AT END OF PERIOD):
Current assets........................................     $32,616         $34,034         $2,792
Property and Equipment, net...........................      42,188          35,529          1,746
Goodwill, net.........................................       8,288           6,115             --
Other assets..........................................         945           1,588              9
Total assets..........................................      84,037          77,266          4,547
Current liabilities...................................      23,567          23,567          2,189
Deferred income taxes.................................       2,098             937            530
Long-term debt........................................       5,055           4,597             --
Stockholders' equity..................................      53,317          48,165          1,828

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. The Shares are traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company should also be available for inspection at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

     Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent is a Delaware corporation whose principal executive offices are located at 10205 Westheimer Road, Houston, Texas 77042. It was incorporated in 1984 and operated as a subsidiary of Litton Industries, Inc. ("Litton") until March 17, 1994, when Litton effected a pro rata distribution of all of Parent's outstanding shares of common stock to the holders of Litton stock on a one-for-one basis (the "Litton Distribution"). On October 31, 1997 Parent distributed all of its shares of UNOVA, Inc. ("UNOVA"), its then wholly-owned industrial automation systems subsidiary to its stockholders of record as of October 24, 1997 (the "UNOVA Spin-Off"). Parent has operated as an independent publicly-held entity since the Litton Distribution and is a leading supplier of oilfield services and reservoir information technologies for the worldwide oil and gas industry. It operates primarily through three divisions: Western Geophysical, Western Atlas Logging Services, and E&P Services. The Company specializes in land, marine and transition-zone seismic data acquisition and processing services; well-logging and completion services; and reservoir characterization and project management services. Parent has approximately 10,600 employees and had revenues in 1997 of approximately $1.7 billion.

     On March 9, 1998 Parent announced that it had agreed to acquire WEDGE DIA-LOG Inc., from WEDGE Energy Group L.L.C. for approximately $218,000,000 in cash and about $33,000,000 in debt assumption (the "WEDGE Acquisition"). In addition, on March 11, 1998, Parent filed two registration statements on Form S-3 relating to the Units Offering and Notes Offering (as such terms are defined herein). See Section 12.

     The Purchaser's principal executive offices are located care of Western Atlas Inc., 10205 Westheimer Road, Houston, Texas 77042. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I.

     Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may be obtained electronically by visiting the Commission's website on the Internet at http://www.sec.gov.

     Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since January 1, 1995, there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1995, there have been no contacts, negotiations or transactions between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Initial contacts between the Company and Parent began in early July 1997 when Richard C. White, President of the Western Geophysical division of Western Atlas International, Inc., a subsidiary of Parent ("WAII"), telephoned Joel Friedman, Chairman of the Board of the Company, to discuss the possibility of meeting to explore a business combination. On July 15, 1997 Mr. Friedman met with Mr. White and Jesse Perez, Senior Vice President of Finance and Administration of Western Geophysical. Although specific terms were not discussed, the parties entered into a confidentiality agreement relating to the exchange of confidential information.

     After signing the confidentiality agreement, the Company provided Parent with certain confidential information relating to the Company and its businesses. Following several general discussions concerning possible structures and potential valuations, both parties agreed that further discussions at such time would not be pursued. On July 30, 1997, Mr. Perez sent a letter to Mr. Friedman returning the confidential information which had previously been provided.

     In early November 1997, Mr. White contacted Mr. Friedman to reiterate Parent's continued interest in a possible transaction, and later that month, on behalf of the Company, SSB which was acting as financial advisor to the Company with respect to a possible transaction, contacted and had further discussions with Mr. White. In early December 1997, Will Honeybourne, a Senior Vice President of WAII, met with Mr. Friedman and Luis Ferran, Executive Vice President of the Company. The discussions at this meeting related primarily to the Company's and the industry's outlook and each party's potential interest in pursuing a business combination. On December 19, 1997, the Company and Parent entered into a new confidentiality agreement. The Company then began to supply Parent with additional financial and operational data and responded to Parent's inquiries in connection with its preliminary financial review.

     On January 13, 1998, representatives of the Company and Parent met to discuss a possible transaction. At this meeting, Parent's representatives indicated that Parent was willing to consider proposing an acquisition of the Company for cash but that Parent would need to conduct a detailed due diligence investigation of the Company before it would be in a position to make or proceed with any such proposal. Parent's representatives said that, for Parent to continue with the necessary due diligence investigation, it would require the Company to enter into an agreement obligating it to negotiate exclusively with Parent for a limited period of time during which Parent would continue due diligence. Parent's representatives indicated a cash price of $10 per Share based on its initial financial analysis of the proposed transaction. As a result of these discussions, the Company and Parent entered into an Exclusivity Agreement dated January 20, 1998 which initially provided that the Company would negotiate exclusively with Parent until February 11, 1998 (the "Exclusivity Period").

     Parent continued its due diligence investigation through the remainder of January, and in February representatives of Parent and the Company held numerous telephonic meetings to discuss the information learned through Parent's due diligence investigation. During the course of these discussions the Exclusivity Period was extended several times. On February 12, 1998, representatives of Parent met with Messrs. Friedman and Ferran, other senior executives of the Company, three of its outside directors and a representative of SSB to discuss the results of Parent's due diligence investigation to such date.

     Following the meeting on February 12, representatives of the Company and Parent held a number of telephonic meetings concerning such results of, and concerns raised by, Parent's due diligence and the impact of such results on the price per Share Parent would be willing to pay. As a result of these negotiations, each party's representatives ultimately expressed their willingness to recommend to their respective companies a compromise per Share price of $9.65, subject to negotiation and execution of definitive documentation and board approval thereof. On February 25, 1998, Parent furnished the Company with a draft Merger Agreement. Additional meetings and telephone discussions between Parent, the Company and their respective advisors occurred between February 25 and March 8 during which the significant terms of the Merger Agreement, Support Agreements and Consulting Agreements were negotiated and substantially revised. On March 4, 1998 a form of the Merger Agreement was presented to, and approved by, the Executive Committee of the Board of Directors of Parent (acting with the authority of the full Board of Directors) and on March 8, 1998 the Merger Agreement was presented to, and unanimously approved by, the Board of Directors of the Company.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE SUPPORT AGREEMENTS; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; THE RIGHTS.

  (a) Purpose

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise.

     The following is a summary of certain provisions of the Merger Agreement and the Support Agreements. This summary is qualified in its entirety by reference to the Merger Agreement and the Support Agreements which are incorporated by reference and copies or forms of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement and the Support Agreements may be examined and copies may be obtained at the places set forth in Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

  (b) The Merger Agreement

     THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not
(i) impose additional conditions to the Offer, (ii) modify or amend the conditions to the Offer or any other term of the Offer in a manner adverse to the holders of Shares pursuant to the Offer, (iii) reduce the number of Shares subject to the Offer, (iv) reduce the amount offered per Share pursuant to the Offer, (v) except as provided in the following sentence, extend the Offer, if all of the conditions to the Offer are satisfied or waived, or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled Expiration Date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for all Shares shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or (iii) if all conditions to the Offer are satisfied or waived but the number of Shares tendered is at least equal to 70%, but less than 90%, of the then outstanding number of Shares, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest Expiration Date that would be permitted under clause (i) or
(ii).

     RECOMMENDATION. The Company has represented to Parent in the Merger Agreement that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has (i) determined by unanimous vote of its directors that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and adopted the Merger Agreement in accordance with the GCL, (iii) recommended acceptance of the Offer and approval of the Merger Agreement by the Company's stockholders (if such approval is required by applicable law), and (iv) taken all other action necessary to render Section 203 of the GCL and the Rights inapplicable to the Offer, the Merger and the Support Agreements; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith and on a reasonable basis, after consultation with its outside legal counsel, that failure to take such action would be a breach of the Company Board's fiduciary obligations under applicable law. The Company further represented that, prior to the execution of the Merger Agreement, SSB has delivered to the Company Board its opinion, and as of the date of execution of the Merger Agreement (March 8, 1998) delivered its written opinion, to the effect that, as of the date of the Merger Agreement, the cash consideration to be received by the holders of the Shares (other than Shares held by Parent or its affiliates, in the treasury of the Company or by any wholly-owned subsidiary of the Company) pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

     The Merger Agreement provides that Parent, upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, is entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors so elected pursuant to such provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the time the Merger becomes effective (the "Effective Time"), the Company Board shall always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement. Following the election or appointment of Parent's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension or waiver would have an adverse effect on the minority stockholders of the Company.

     THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

     The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (i) convene a special meeting of its stockholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts
(x) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as defined herein) and, after consultation with Parent, to respond as soon as practicable to any comments made by the Commission with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its stockholders; and (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of the Merger and the Merger Agreement. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

     The Merger Agreement further provides that, notwithstanding the foregoing, if the Purchaser acquires at least 90% of the outstanding Shares of the Company pursuant to the Offer, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders of the Company, in accordance with Section 253 of the GCL.

     CHARTER, BYLAWS, DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Merger Agreement and applicable law. The By-Laws of the Purchaser in effect at the time of the Effective Time shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of the Merger Agreement which provide that all rights to indemnification now existing in favor of directors and officers of the Company and its subsidiaries as provided in their respective charters or by-laws shall survive the Merger and continue in effect for not less than six years thereafter. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

     CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares) will be canceled and retired and will be converted into the right to receive $9.65 net per Share in cash, payable to the holder thereof, without interest thereon (the "Merger Price"), upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that, prior to the consummation of the Offer, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Options") granted under any stock option or similar plan of the Company (the "Stock Plans") or under any agreement, without any payment therefor except as otherwise discussed in this
Section 11. Immediately prior to the Effective Time, all Options (whether vested or unvested) will be canceled (and to the extent exercisable shall no longer be exercisable) and will entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by the Company (less any applicable withholding taxes), as soon as practicable following the Effective Time, equal to the product of (i) the total number of Shares subject to such Option and (ii) the excess, if any, of the Merger Price over the exercise price per Share subject to such Option (the "Cash Payments").

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, required filings, consents and approvals, financial statements, public filings, litigation, compliance with law, employee benefit plans, intellectual property, environmental matters, material contracts, opinion of financial advisor, information to be included in the Proxy Statement, tax status, condition of assets, relationships with customers and employees and the absence of any material adverse effects on the Company. The Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other matters, its organization, qualifications, authority, required filings, consents and approvals, and availability of funds.

     COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and obligates the Company and its subsidiaries to use their reasonable best efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the good will of those having business relationships with them. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Parent including, among other things, amendments to its certificate of incorporation or by-laws, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans and certain other material events or transactions.

     ACCESS TO INFORMATION. The Merger Agreement provides that, until the Effective Time, the Company will give Parent and the Purchaser and their representatives full access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries.

     EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and the Purchaser shall cooperate and use their respective reasonable commercial efforts to take or cause to be made all filings reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

     Each of the parties also has agreed to use its reasonable commercial efforts to obtain as promptly as practicable all Consents (as defined in the Merger Agreement) of any Governmental Entity or any other person required in connection with, and waivers of any Violations (as defined in the Merger Agreement) that may be caused by, the consummation of the transactions contemplated by the Offer and the Merger Agreement.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     EMPLOYEE BENEFIT ARRANGEMENTS. With respect to employee benefit matters, the Merger Agreement provides that the Company will, and Parent will cause the Company and, from and after the Effective Time, the Surviving Corporation to, honor all obligations under specified employment and severance agreements. Notwithstanding the foregoing, from and after the Effective Time, the Surviving Corporation will have the right to amend, modify, alter or terminate any Plan, provided that any such action will not affect any rights for which the agreement of the other party or a beneficiary is required. The Merger Agreement also provides that employees of the Surviving Corporation immediately following the Effective Time who immediately prior to the Effective Time were employees of the Company or any Company subsidiary will be given credit for purposes of eligibility and vesting under each employee benefit plan, program, policy or arrangement of Parent or the Surviving Corporation in which such employees participate subsequent to the Effective Time for all service with the Company and any Company subsidiary prior to the Effective Time (to the extent such credit was given by the Company or any Company subsidiary) for purposes of eligibility and vesting. The Company has agreed that it will not take any action which could prevent or impede the termination of the Company's 1995 Long-Term Incentive Compensation Plan, the 1997 Long-Term Stock Incentive Plan, and all other Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company in each case effective prior to the Effective Time. The Company has agreed to take all necessary action so that none of Parent, the Company or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof as of the Effective Time and to obtain all necessary consents so that after the Effective Time, holders of Options will have no rights other than the rights of the holders of Options to receive the Cash Payment, if any, in cancellation and settlement thereof.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Parent has agreed that from and after the Effective Time all rights to indemnification existing at the date of the Merger Agreement in favor of directors or officers of the Company or any of its subsidiaries as set forth in the Certificate of Incorporation or By-Laws of the Company and its subsidiaries shall survive the Merger and shall continue in full force and effect for a period of six years following the Effective Time. The Merger Agreement further provides that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, cause to be maintained in effect for not less than four years (except as provided below) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries for the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 175% of the last annual premium paid by the Company prior to the date hereof (which the Company represents to be $100,000 for the 12-month period ending December 31, 1998) and if the Surviving Corporation is unable to obtain such insurance it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Notwithstanding the foregoing, at any time on or after the first anniversary of the Effective Time, Parent may, at its election, provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level of insurance coverage required in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

     Any indemnified party under the Merger Agreement wishing to claim such indemnification, upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify Parent thereof (but any such failure or delay will not relieve Parent of liability except to the extent Parent is actually prejudiced as a result of such failure or delay). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation will have the right, from and after the purchase of Shares pursuant to the Offer, to assume the defense thereof and Parent will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof,
(ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent will not be liable for any settlement effected without its prior written consent, provided that Parent shall not have any obligation hereunder to any indemnified party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that such person is not entitled to indemnification under applicable law. The Merger Agreement provides that any Indemnified Party may retain its own separate counsel reasonably satisfactory to Parent if there is a conflict of interest requiring separate representation under applicable principles of professional responsibility and may participate in (but not, except with respect to matters relating to such conflict, control) the defense of such claim, action, suit, proceeding or investigation and the Indemnifying Party will be responsible for any reasonable legal expenses or any other reasonable expenses subsequently incurred by such Indemnified Party in connection with such participation or defense to the extent such Indemnified Party is entitled to be indemnified therefrom. The Merger Agreement further provides that Parent will not settle any claim, action, suit, proceeding, or investigation unless the Indemnifying Party will be fully released and discharged.

     NOTIFICATION OF CERTAIN MATTERS. Parent and the Company have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or (B) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement in any material respect; provided, however, that no such notification will affect the representations or warranties of any party or the conditions to the obligations of any party. Each of the Company, Parent and the Purchaser is also required to give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

     RIGHTS AGREEMENT. The Company covenants and agrees in the Merger Agreement that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15% or more of the Shares without causing a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur.

     STATE TAKEOVER LAWS. The Merger Agreement provides that the Company will, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

     NO SOLICITATION. The Merger Agreement requires the Company, its affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any existing discussions or negotiations, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Merger Agreement further provides that, prior to the Effective Time, the Company will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or of its subsidiaries, or any combination of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any person (other than the Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Acquisition Transaction if the Company Board determines in good faith and on a reasonable basis by a majority vote, after consultation with its outside legal counsel and

SSB, that (i) such Acquisition Transaction is reasonably likely to be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement and (ii) that failing to take such action would thus constitute a breach of the fiduciary duties of the Company Board. The Merger Agreement further provides that, from and after the execution of the Merger Agreement, the Company will, as soon as practicable, advise the Purchaser in writing of the receipt, directly or indirectly, of any discussions, negotiations, proposals or substantive inquiries relating to an Acquisition Transaction, identify the offeror and furnish to the Purchaser a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Transaction, and that the Company will promptly advise Parent in writing of any development relating to such proposal, including results of any discussions or negotiations with respect thereto.

     CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) the stockholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement, if required by applicable law; (ii) the Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; (iii) the consummation of the Merger is not restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there is not any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal; and (iv) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

     TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

          (a) by the mutual written consent of the Company, by action of its Board of Directors and Parent;

          (b) by the Company if (i) the Purchaser fails to commence the Offer by March 13, 1998, (ii) the Purchaser has not accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Offer on or before June 30, 1998, provided that if any applicable waiting period under the HSR Act shall not have expired or been terminated prior to June 30, 1998, then the Company may not terminate this Agreement pursuant to this provision until August 31, 1998 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement;

          (c) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate the Merger Agreement pursuant to this provision of the Merger Agreement if such party shall have materially breached the Merger Agreement or, in the case of Parent, if it or the Purchaser is in material violation of the terms of the Offer;

          (d) by Parent or the Company if any court or other Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, the Company Board approves an Acquisition Transaction, on terms which a majority of the members of the Company Board have determined in good faith and on a reasonable basis after consultation with its outside counsel and SSB, that
     (i) such Acquisition Transaction is more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by the Merger Agreement and (ii) failure to approve such proposal and terminate the Merger Agreement would thus constitute a breach of fiduciary duties of the Company Board under applicable law; provided that the termination described in this subparagraph (e) shall not be effective unless and until the Company shall have paid to Parent the Termination Fee, as described below under "Fees and Expenses."

          (f) by Parent if the Company breaches its covenant in Section 6.08 of the Merger Agreement (relating to the Rights Agreement);

          (g) by Parent prior to the purchase of the Shares pursuant to the Offer, if the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, shall have approved or recommended another offer or transaction, or shall have resolved to effect any of the foregoing;

          (h) by Parent if any Management Stockholder who is a party to a Support Agreement shall have failed to perform or comply with any of his obligations, covenants or agreements in any material respect under a Support Agreement;

          (i) by Parent prior the purchase of the Shares pursuant to the Offer if the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) a third party shall have made a proposal or public announcement or communication to the Company with respect to (i) the acquisition of the Company by merger, tender offer or otherwise; (ii) the acquisition of 50% or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition of 15% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 15% or more of the outstanding Shares at a price in excess of the Offer Price or
     (B) any person (including the Company or any of its affiliates or subsidiaries), other than Parent or any of its affiliates, shall have become the beneficial owner of more than 15% of the Shares; or

          (j) by Parent if Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before June 30, 1998.

     In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers, employees or stockholders, other than certain specified provisions, which shall survive any such termination; provided that no party would be relieved from liability for any breach of the Merger Agreement.

     FEES AND EXPENSES. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated pursuant to subparagraphs (e), (f), (g) or (h) of "Termination" as described above (or is terminated pursuant to paragraph (c) as a result of the failure to satisfy the conditions set forth in paragraph (d) of
Section 14) then the Company will within one business day after such termination (except for a termination under subparagraph (e) in which case payment is to be made upon or prior to such termination) pay Parent a termination fee of $5,500,000 (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. In the event that the Agreement is terminated pursuant to subparagraph (i) of "Termination" and within six months of such termination the Company shall have entered into a definitive agreement or a written agreement in principle providing for an Acquisition Transaction, the Company shall pay Parent the Termination Fee at or prior to execution of such agreement or agreement in principle in immediately available funds by wire transfer to an account designated by Parent. In the event the Merger Agreement is terminated pursuant to subparagraph (c) of "Termination" as a result of the failure to satisfy the conditions set forth in subparagraph (f) or (g)(1) of
Section 14, then the Company shall promptly (and in any event within one business day after such termination) reimburse Parent for the fees and expenses of Parent and the Purchaser (including reasonable printing fees, filing fees and reasonable fees and expenses of its legal and financial advisors) related to the Offer, the Merger Agreement, the transactions contemplated by the Merger Agreement and any related financing up to a maximum of $1,500,000 (collectively "Expenses") in immediately available funds by wire transfer to an account designated by Parent. The prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof will be entitled to recover from the other party the costs and expenses (including attorneys and expert witness fees) incurred in connection with such action.

     AMENDMENT. The Merger Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment will be made which decreases the price to be paid in the Merger, changes the consideration to be received or which otherwise adversely affects the rights of the Company's stockholders thereunder without the approval of such stockholders. The Merger Agreement provides that any amendment or termination of the Merger Agreement following the election of Parent's designees to the Company Board requires the concurrence of a majority of the directors of the Company Board who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider).

     EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party thereto, (ii) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party thereto or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. The Merger Agreement provides that following the election or appointment of Parent's designees to the Company Board and prior to the Effective Time, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights under the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such extension or waiver would have an adverse effect on the minority stockholders of the Company.

  (c) The Support Agreements

     Concurrently with the execution of the Merger Agreement, Parent entered into Support Agreements with each member of the Board of Directors of the Company and one executive officer who is not a director. In the aggregate, such stockholders owned 1,748,306 Shares representing approximately 14.7% of the Shares outstanding as of March 8, 1998.

     Pursuant to the Support Agreements the stockholder(s) have agreed to tender (except for one officer-director who owns 3,000 Shares) and not withdraw their Shares pursuant to the Offer. Each also agreed that, for so long as the Support Agreement was in effect, at any meeting of the stockholders of the Company, however called, he would vote his Shares in favor of the Merger, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer.

     Each of these stockholders also granted representatives of Parent an irrevocable proxy to vote his Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Acquisition Transaction and otherwise as contemplated by the preceding paragraph.

     In addition each of the stockholders who is a party to a Support Agreement agreed not to (i) transfer any or all of his Shares (except for one officer-director who owns 3,000 Shares and who may transfer his Shares to the Company), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Shares (except for such officer-director who owns 3,000 Shares and who may enter into a contract with the Company with respect to such Shares), (iii) grant any proxy, power-of-attorney or other authorization in or with respect to his Shares, (iv) deposit his Shares into a voting trust or enter into a voting agreement or arrangement with respect to his Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Support Agreements or by the Merger Agreement or which would make any representation or warranty of such stockholder under the Support Agreement untrue or incorrect.

     Each further agreed that he would not, and would not permit or authorize any of his affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser, any of their affiliates or representatives) concerning any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Each such stockholder also agreed to immediately cease any existing activities, discussions or negotiations with any parties with respect to any Acquisition Transaction and to immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Transaction and to promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. The Support Agreements provide, however, that any action taken by the Company or any member of the Board of Directors of the Company (including, if applicable, such stockholder acting in such capacity) in accordance with the proviso set forth in the second sentence of "No Solicitation" will be deemed not to violate the provisions described in this paragraph.

     The agreements and proxy contained in each Support Agreement will terminate on the earlier of payment for the Shares pursuant to the Offer and the termination of the Merger Agreement in accordance with its terms.

     APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the GCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme court stated that "no proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment of exception of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including SSB's opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

     Plans for the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to this Offer, the Merger or otherwise. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.

     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     The Rights. According to the Company's Current Report on Form 8-K dated July 17, 1997 (together with subsequent filings relating to the Rights Agreement, the "Company 8-K"), on July 17, 1997, the Company declared a dividend distribution of one Right for each outstanding Share, which entitles the registered holder to purchase from the Company one one-thousandth of a share of a Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock") at an exercise price of $50.00 per one one-thousandth of a share of Preferred Stock (the "Exercise Price"), subject to adjustment.

     The Rights Agreement provides that in the event that a person becomes the beneficial owner of 15% or more (20% or more in the case of certain institutional investors) of the outstanding Shares, each holder of a Right can receive upon exercise that number of Shares (or other securities) of the Company having at the time of such transaction a market value equal to two times the Exercise Price. In the event that the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or where 50% or more of the assets or earning power is sold or transferred, each holder of a Right can receive common stock of the acquiring company having a value equal to two times the Exercise Price. As a condition of the Offer and pursuant to the Merger Agreement, the Company has taken all actions necessary to make the Rights inapplicable to the Offer, the Merger and the Support Agreements.

     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company 8-K and the text of the Rights Agreement as set forth as an exhibit thereto filed with the Commission, copies of which may be obtained in the manner set forth in
Section 8.

     STOCKHOLDERS ARE REQUIRED TO TENDER ONE ASSOCIATED RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF THE DISTRIBUTION DATE (AS DEFINED IN THE RIGHTS AGREEMENT) DOES NOT OCCUR PRIOR TO THE EXPIRATION DATE, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. SEE SECTIONS 1 AND 3.

     Certain Consulting Arrangements. Joel Friedman, the Chairman of the Board of the Company, and Luis H. Ferran Arroyo, the Executive Vice President for Latin American Operations of the Company, have each entered into consulting and non-compete agreements with Western Atlas which will become effective upon consummation of the Merger. The agreements with Messrs. Friedman and Arroyo provide for annual fees of $250,000 and $125,000, respectively, over a 4-year term. During their consultancy, and until the later of the end of the 4-year term or 12 months following the termination of their consultancy, each will be prohibited from engaging in the Company's primary businesses of seismic data acquisition and data processing and from soliciting employees and customers of Western Atlas and its affiliates (including the Company).

12.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $120 million. Parent will ensure that the Purchaser has sufficient funds to acquire all the outstanding Shares pursuant to the Offer and the Merger. On March 11, 1998, Parent filed two registration statements on Form S-3 with the Commission, one with respect to an offering of $400 million of Adjustable Conversion Equity Security Units (the "Units Offering") and the other with respect to an offering of $200 million of Senior Notes (the "Notes Offering") due in the year 2008. A portion of the proceeds of the Units Offering and/or the Notes Offering is to be used to fund the Offer, the Merger and the WEDGE Acquisition. The registration statements for the Units Offering and the Notes Offering have not become effective and Parent cannot sell such securities prior to the time that such applicable registration statements become effective. Neither the Units Offering nor the Notes Offering is conditional upon the consummation of the other offering. If neither the Units Offering nor the Notes Offering is consummated prior to the time of consummation of the Offer, then the funds necessary to consummate the Offer and Merger will be obtained pursuant to short-term bank financing in the ordinary course of business.

13.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that without the prior written consent of Parent, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares (and the related Rights), in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date of the Agreement, or
(B) any other securities in respect of, in lieu of, or in substitution for, the Shares or any other capital stock of any class outstanding on the date hereof or make any other changes in its capital structure, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned subsidiaries or (iii) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities.

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if
(i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) at any time on or after March 8, 1998 and prior to the time of payment for any Shares, any of the following events (each, an "Event") shall exist:

          (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, ruling, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would reasonably be expected to, directly or indirectly: (1) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (2) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any portion of the business or assets of the Company or any of its subsidiaries or that is material to the Company and its subsidiaries taken as a whole, or compel Parent or the Purchaser to dispose of or hold separately all or any portion of the business or assets of Parent or the Purchaser or the Company or any of its subsidiaries, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (3) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, (4) require divestiture by Parent or the Purchaser of any Common Shares, or (5) result in a Material Adverse Effect; or

          (b) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or by any third party that would reasonably be expected to result in, any of the consequences referred to in clauses (1) through (5) of paragraph (a) above; or

          (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving prospective change) in the business, assets, liabilities, (financial condition), results of operations or prospects of the Company or any of its subsidiaries that has, or would reasonably be expected to have, a Material Adverse Effect on the Company; or

          (d) (1) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph (d) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares has been acquired by any person (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange
     Act), (2) the Company Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or approved or recommended any other takeover proposal or other acquisition of Shares other than the Offer and the Merger, (3) a third party shall have entered into a definitive agreement or a written agreement in principle with the Company with respect to the acquisition of a majority of the Company's assets a tender offer or exchange offer to be made to holders of Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (4) the Company Board or any committee thereof shall have resolved to do any of the foregoing; or

          (e) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure or failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent or materially delay the consummation of the Offer, or (iii) materially increase the cost of the Offer to the Purchaser; or

          (g) (1) the Company shall have failed to perform or to comply with any of its obligations, covenants or agreements under the Merger Agreement in any material respect or (2) any Management Stockholder shall have failed to perform or to comply in any material respect with any of his obligations, covenants or agreements under a Support Agreement; or

          (h) any Consent set forth in Section 4.05 of the Company Disclosure and identified thereon as a "required Consent" shall not have been filed or obtained or shall not have occurred, as the case may be; or

          (i) there shall have occurred, and continued to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by the Nasdaq National Market, (2) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (4) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the

     United States, with the exception of one military action directed against the nation of Iraq or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, or (5) in the case of any of the foregoing clauses
     (1) through (4) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     General. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14.

     State Takeover Laws. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of DGCL.

     The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company Board has taken appropriate action to render Section 203 of the GCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     United States Antitrust Approvals. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

     Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Parent expects to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on March 13, 1998, and the required waiting period with respect to the Offer and the Merger would expire at 12:00 a.m., New York City time, on March 28, 1998, unless earlier terminated by the FTC or the Antitrust Division or Parent receives a request for additional information or documentary material prior thereto. If within such 15-calendar-day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by Parent. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

     Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

     Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     Litigation. On or about March 9, 1998, a putative class action complaint, on behalf of the Company's stockholders, was filed in the Court of Chancery in the State of Delaware in and for New Castle County against the Company, the members of the Company Board, and Parent (the "Chancery Court Action"). The complaint in the Chancery Court Action alleges that the directors of the Company breached their fiduciary duties by agreeing to the merger contemplated by the Merger Agreement without making the requisite effort to obtain the best offer possible. The complaint seeks declaratory and injunctive relief, as well as unspecified damages and attorneys' fees. Parent intends to defend such action vigorously.

16.  CERTAIN FEES AND EXPENSES.

     Georgeson & Company Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     In addition, The Bank of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          WAI ACQUISITION CORP.

March 13, 1998

                                                                      SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 10205 Westheimer Road, Houston, Texas 77042. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated below, all directors and executive officers listed below are citizens of the United States.

                                   DIRECTORS

                                           POSITION WITH PARENT; BUSINESS ADDRESS; PRINCIPAL
             NAME               AGE       OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
             ----               ---       ---------------------------------------------------
Paul Bancroft, III............  68    Independent venture capitalist and consultant. Director of
                                      Parent since 1994. Chair of the Compensation Committee and member of the Audit and Compliance Committee and the
                                      Nominating Committee.
                                      Mr. Bancroft was President, Chief Executive Officer, and a
                                      director of Bessemer Securities Corporation from 1976 until
                                      1988. He is a director of several investment funds sponsored by Scudder, Kemper Investments.
Alton J. Brann................  56    Chairman of the Board of Parent since 1994. Member of the
                                      Executive Committee and the Nominating Committee.
                                      Mr. Brann has served as Chairman of the Board and Chief
                                      Executive Officer of UNOVA since 1997. He served as Chief
                                      Executive Officer of Parent from 1994 until the UNOVA
                                      Spin-Off. Mr. Brann was elected President of Litton in 1990 and became its Chief Executive Officer in 1992, which
                                      positions he held until the date of the Litton Distribution.
                                      Mr. Brann is a director and Chairman of the Executive
                                      Committee of the Board of Litton.
William C. Edwards............  69    Venture capital investor; partner of Bryan & Edwards since
                                      1968 and general partner of Ritter Partners and Banner
                                      Partners, venture capital partnerships, since 1962. Director of Parent since 1994. Chair of the Nominating Committee and member of the Audit and Compliance Committee and the
                                      Compensation Committee.
                                      Mr. Edwards is Chairman of the Board of Xeruca Corporation
                                      and a director of Trust Company of the West and CellNet Data
                                      Systems. He is also a director and treasurer of Population
                                      Action International.
Claire W. Gargalli............  55    Vice Chairman, Diversified Search and Diversified Health
                                      Search Companies (executive search consultants) since 1990.
                                      Director of Parent since 1994. Chair of the Audit and
                                      Compliance Committee and member of the Compensation
                                      Committee and the Nominating Committee.
Orion L. Hoch.................  69    Director of Parent since 1994. Member of the Nominating
                                      Committee.
                                      Dr. Hoch served as Chief Executive Officer of Litton from
                                      1988 to 1994 and Chairman of the Executive Committee of
                                      UNOVA since 1997. Dr. Hoch is a director and Chairman
                                      Emeritus of Litton and a director of Bessemer Trust Company,
                                      New Jersey, and of Bessemer Trust Company, N.A., New York.

                                           POSITION WITH PARENT; BUSINESS ADDRESS; PRINCIPAL
             NAME               AGE       OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
             ----               ---       ---------------------------------------------------
Joseph T. Casey...............  66    Director of Parent since 1994. Member of the Executive
                                      Committee and the Nominating Committee. Consultant to Parent
                                      since October 1, 1996.
                                      Mr. Casey served as Vice Chairman and Chief Financial
                                      Officer of Parent and Litton from the date of the
                                      Distribution and from 1988, respectively to his retirement on September 30, 1996. He is also a director of Litton and
                                      PSI, Inc.
John R. Russell...............  59    President and Chief Executive Officer of Parent since the
                                      UNOVA Spin-Off on October 31, 1997. Member of the Executive
                                      Committee and the Nominating Committee.
                                      Mr. Russell served as Executive Vice President and Chief
                                      Operating Officer, Oilfield Services, of Parent from 1990
                                      until the UNOVA Spin-off when he was named President and
                                      Chief Executive Officer of Parent. Mr. Russell served as
                                      Chief Executive Officer of Western Atlas International,
                                      Inc., the Company's principal operating subsidiary ("WAII")
                                      from 1991 to 1994, and, since 1991, has served as WAII's
                                      President. Mr. Russell was Senior Vice President of Litton
                                      from 1991 to 1994.

                                      EXECUTIVE OFFICERS

John R. Russell...............  59    President and Chief Executive Officer of Parent since the
                                      UNOVA Spin-Off. (For further information, see the
                                      information set forth above concerning directors.)
Orval F. Brannan..............  58    Senior Vice President of Parent since 1994 and President of
                                      E&P Services division of WAII since 1995. Senior Vice
                                      President of WAII since 1997.
James E. Brasher..............  49    Senior Vice President and General Counsel of Parent since
                                      the UNOVA Spin-Off. Prior thereto, Vice President of Parent from 1996 to 1997 and Vice President and Group Counsel of
                                      WAII from 1994 to 1997. Secretary and General Counsel of
                                      WAII from 1987 to 1994.
William H. Flores.............  44    Senior Vice President and Chief Financial Officer of Parent
                                      since the UNOVA Spin-off. Chief Financial Officer for WAII since August 1997. Prior thereto, served as an officer of
                                      Marine Drilling Companies, Inc. or its predecessors since
                                      1980, most recently as Executive Vice President and Chief
                                      Financial Officer.
Damir S. Skerl................  58    Senior Vice President of Parent since 1994 and President of the Western Atlas Logging Services division of WAII from
                                      1992 to 1997. Executive Vice President of WAII since 1996.
Richard C. White..............  42    Senior Vice President of Parent since May 7, 1996 and
                                      President of Western Geophysical division of WAII since
                                      1995. Prior thereto, Vice President of Parent from 1995 to
                                      1996. Senior Vice President of WAII since 1995. Chief
                                      Operating Officer from 1994 to 1995 and Senior Vice
                                      President of Western Geophysical since 1993.

                                           POSITION WITH PARENT; BUSINESS ADDRESS; PRINCIPAL
             NAME               AGE       OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
             ----               ---       ---------------------------------------------------
Thomas B. Hix, Jr.............  50    Vice President of Finance and Administration of Parent since the UNOVA Spin-Off. Vice President Finance of WAII since
                                      1994. Prior thereto, Vice President Finance and Chief
                                      Financial Officer of WAII from 1990 to 1994.
Gary E. Jones.................  43    Vice President of Parent and President of the Western Atlas
                                      Logging Services division of WAII since 1997. Prior thereto,
                                      Vice President of Business Development of WAII from 1996 to
                                      1997. Vice President of Latin America Operations of the
                                      Western Geophysical division from 1992 to 1996.

                        DIRECTORS AND EXECUTIVE OFFICERS
                                OF THE PURCHASER

     The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 10205 Westheimer Road, Houston, Texas 77042. Unless otherwise indicated, all directors and executive officers listed below are citizens of the United States.

                                   DIRECTORS

                                        POSITION WITH THE PURCHASER; BUSINESS ADDRESS; PRINCIPAL
             NAME               AGE       OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
             ----               ---     --------------------------------------------------------
James E. Brasher..............  49    Director since 1998. (For further information, see the
                                      information set forth above concerning Parent.)

William H. Flores.............  44    Director since 1998. (For further information, see the
                                      information set forth above concerning Parent.)
Lourdes T. Hernandez..........  42    Director since 1998. Corporate Secretary of Parent since
                                      September 1997. For more than five years prior thereto,
                                      assistant general counsel of NL Industries, Inc., a publicly traded international producer of titanium dioxide pigments.

                                      EXECUTIVE OFFICERS

William H. Flores.............  44    President since 1998. (For further information, see the
                                      information set forth above concerning Parent.)

Thomas B. Hix, Jr.............  50    Vice President and Treasurer since 1998. (For further
                                      information, see the information set forth above concerning
                                      Parent.)

Lourdes T. Hernandez..........  42    Secretary since 1998. (For further information, see the
                                      information set forth above concerning directors of the
                                      Purchaser.)

Richard C. White..............  42    Vice President since 1998. (For further information, see the information set forth above concerning Parent.)

James E. Brasher..............  49    Vice President and Assistant Secretary since 1998. (For
                                      further information, see the information set forth above
                                      concerning Parent.)

Will Honeybourne..............  46    Vice President since 1998. Senior Vice President Marketing &
                                      Business Development of WAII and Vice President of Parent
                                      since September 1996. Prior thereto, President and Chief
                                      Executive Officer of Computalog Ltd., Calgary from September
                                      1993 through November 1995, Vice President and General
                                      Manager of Baker Hughes INTEQ from March 1993 through August
                                      1993 and President of EXLOG INC., a division of Baker Hughes
                                      Inc., from March 1984 through March 1993. Mr. Honeybourne is a citizen of the United Kingdom and a permanent resident of the United States.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

             By Mail:                  By Facsimile Transmission:       By Hand or Overnight Courier:
   Tender & Exchange Department              (for Eligible               Tender & Exchange Department
          P.O. Box 11248                   Institutions Only)                 101 Barclay Street
      Church Street Station                  (212) 815-6213                Receive & Deliver Window
  New York, New York 10286-1248                                            New York, New York 10286

                           For Information Telephone:

                                 (800) 507-9357

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     (LOGO)
                               Wall Street Plaza
                            New York, New York 10005

                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                    ALL OTHERS CALL TOLL FREE (800) 223-2064